Exhibit 99.1


                    MID PENN BANCORP, INC. DECLARES DIVIDEND
                  AND REPORTS INCREASED SECOND QUARTER EARNINGS

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, August 28, 2006, to shareholders of record Wednesday, August 9, 2006.

         Mid Penn Bancorp, Inc. also announced earnings for the second quarter of 2006 of $1,117,000, or $.33 per share, compared to $1,002,000, or $.30 per share for the second quarter of 2005, an increase of 11.5%.

         Net income for the first half of 2006 amounted to $2,273,000 compared to $2,019,000 earned in the first half of 2005. Earnings per share were $.68 per share for the first six months of 2006 compared to $.60 per share for the same period of 2005. The return on equity was 12.3%.

         Total assets at the end of the second quarter of 2006 were approximately $457 million, versus $414 million the prior year, an increase of 10.4%. Total loans of $324 million increased by $42 million or 15.0% at June 30, 2006, compared to the prior year. Total deposits as of the same date were $342 million compared to $308 million the prior year, an increase of 11.1%.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates twelve offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.